Exhibit 5.1

Lilium N.V. Claude-Dornier-Straße 1 Building 335 82234 Wessling Germany

Amsterdam

Freshfields Bruckhaus Deringer llp

Strawinskylaan 10
1077 XZ Amsterdam
Postbus 75299
1070 AG Amsterdam

T       +31 20 485 7000

+31 20 485 7633 (Direct)

F       +31 20 517 7633

E dirkjan.smit@freshfields.com

www.freshfields.com

Doc ID

/1

Our Ref

DJS

CLIENT MATTER NO. 163871:0025

3 October 2022

Dear Sirs, Madams,

Introduction

1.                   We have acted as Dutch law legal advisers to Lilium N.V. (the Company) with respect to certain matters of Netherlands law in connection with, inter alia, the preparation and filing of a registration statement on Form F-3 (the Registration Statement) to be filed with the U.S. Securities and Exchange Commission (the SEC) pursuant to the Securities Act of 1933, as amended (the Securities Act) relating to (a) Class A ordinary shares with a nominal value of €0.12 each in the capital of the Company (the Class A Shares), which consist of certain of the (i) 45,000,000 Class A Shares issued pursuant to the PIPE Deed of Issue (as defined herein below) (the PIPE Shares), (ii) 21,080,961 Class A Shares issued pursuant to the SPAC Deed of Issue (as defined below) (the Qell Shares), (iii) 193,341,761 Class A Shares issued pursuant to the Lilium Legacy Deed of Issue (as defined below) (the Lilium Legacy Shares), (iv) 274,272 Class A Shares issued pursuant to the eVTOL Deed of Issue (as defined below) (the eVTOL Shares), (v) 879,691 Class A Shares issued pursuant to the JSOP Deed of Issue (as defined below) (the JSOP Shares), (vi) 24,038,065 Class B ordinary shares with a nominal value of €0.36 each in the capital of the Company (the Class B Shares) which may be converted into 24,038,065 Class A Shares (the Conversion Shares), (vii) 21,944,424 Class A Shares, issuable under the Legacy ESOP as defined in the Shareholder’s Resolution (as defined below) (the Legacy ESOP Shares), (viii) 19,710,000 Class A Shares, issuable upon exercise of the Qell Warrants as defined in the Shareholder’s Resolution (which for the avoidance of doubt includes the Private Warrants (as defined below)) (the Converted Warrant Claim Shares), (ix) 1,800,000 Class A Shares, issuable upon exercise of the Warrants as defined in the Azul Warrant Agreement (as defined below) (the Azul Warrant Shares and, together with the PIPE Shares, the Qell Shares, the Lilium Legacy Shares, the eVTOL Shares, the JSOP Shares, the Conversion Shares, the Legacy ESOP Shares and the Converted Warrant Claim Shares, the Shares); and (b) 7,060,000 warrants, which were originally issued by Qell Acquisition Corp. (Qell) in a private placement transaction in connection with Qell’s initial public offering and then converted into warrants to purchase Class A Shares at the closing of the business combination between the Company and Qell (the Private Warrants) (the Transactions).

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Bank account:
Stg Beh Derdengld Freshfields Bruckhaus Deringer LLP, ABN AMRO Bank N.V., IBAN: NL14ABNA0256049947, BIC: ABNANL2A

Abu Dhabi Amsterdam Bahrain Beijing Berlin Brussels Cologne Dubai Düsseldorf Frankfurt am Main Hamburg Hanoi Ho Chi Minh City Hong Kong
London Madrid Milan Munich New York Paris Rome Shanghai Singapore Tokyo Vienna Washington

2/12

This opinion letter is delivered to you pursuant to your request.

Documents reviewed

2.	In rendering the opinion, we have examined the following documents:

(a)	the Registration Statement;

(b)	an electronic copy of an extract from the commercial register of the Dutch Chamber of Commerce (the Commercial Register) dated 3 October 2022 relating to the Company, and confirmed upon our request by the Commercial Register by telephone to be correct in all material respects on the date hereof (the Extract);

(c)	a scanned copy of the deed of incorporation of the Company (at the time named Qell DutchCo B.V.) dated 11 March 2021 (the Deed of Incorporation);

(d)	a scanned copy of the deed of partial amendment of the articles of association of the Company (akte van partiële statutenwijziging) dated 8 April 2021, pursuant to which amendment the name of the Company was changed into Lilium B.V.;

(e)	a scanned copy of a deed of conversion and amendment (akte van omzetting en statutenwijziging) dated 10 September 2021 relating to the conversion of the legal form of the Company from a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) into a public company (naamloze vennootschap) and amendment of the articles of association (statuten) of the Company, which, according to the Extract, are the Company’s articles of association currently in force and effect;

(f)	the articles of association (statuten) of the Company including the amendments thereto as proposed by the board of directors of the Company (the Board) to the shareholders of the Company for adoption at the upcoming extraordinary general meeting of the Company scheduled for 27 October 2022 (the EGM) published on the Company’s website as part of the convocation of such general meeting of the Company (the Articles of Association);

(g)	copies of:

(i)	the signed resolution of the general meeting of the Company dated 10 September 2021 (the Shareholder’s Resolution);

(ii)	the signed unanimous resolution of the Board dated 22 September 2022 (Board Resolution I);

3/12

(iii)	the signed minutes of the regular meeting of Board held on 2 December 2021 (Board Resolution II); and

(iv)	the extract of the minutes of the regular meeting of Board held on 28 September 2021 (Board Resolution III and together with the Board Resolution I and the Board Resolution II also referred to as the Board Resolutions);

(h)	the signed private deed of issue of Class A Shares against contribution in kind, dated 13 September 2021 and made between Continental Stock Transfer & Trust Company as transfer agent acting on behalf of Cede & Co, as nominee for The Depository Trust Company as transferee for the benefit of the parties referred to therein as Qell Shareholders and the Company (the SPAC Deed of Issue);

(i)	the signed private deed of issue of Class A Shares against contribution in kind, dated 14 September 2021 and made between the parties listed therein as Lilium Legacy Shareholders and the Company (the Lilium Legacy Deed of Issue);

(j)	the signed private deed of issue of Class A Shares against contribution in kind, dated 14 September 2021 and made between Stichting Evtol Investment and the Company (the eVTOL Deed of Issue);

(k)	the signed private deed of issue of Class A Shares, dated 15 September 2021 and made between Stichting JSOP and the Company (the JSOP Deed of Issue);

(l)	the signed private deed of issue of Class A Shares and Class B Shares against contribution in kind, dated 14 September 2021 and made between, inter alia, Daniel Wiegand as one of the Lilium Legacy Shareholders and the Company (the Class B Deed of Issue and together with the PIPE Deed of Issue, the SPAC Deed of Issue, the Lilium Legacy Deed of Issue, the eVTOL Deed of Issue and the JSOP Deed of Issue, the Deeds of Issue);

(m)	the signed (i) warrant agreement, dated 29 September 2020 and made between Qell Acquisition Corp. as Company and Continental Stock Transfer & Trust Company as Warrant Agent and (ii) warrant assignment, assumption and amendment agreement, dated 13 September 2021 and made between Qell Acquisition Corp. as Qell, the Company as Holdco and Continental Stock Transfer & Trust Company as Warrant Agent (together, the Qell Warrant Agreement);

(n)	the signed warrant agreement, dated 22 October 2021 and made between the Company as Issuer and Azul Linhas Aéreas Brasileiras S.A. as Azul (the Azul Warrant Agreement);

(o)	a copy of the signed general power of attorney, dated 14 September 2021 and made by the Company to Michael Andersen, for the purpose of representing the Company in and out of court, towards anybody and in connection with all cases legally permissible (the Power of Attorney);

(p)	copies of the auditor’s statement pursuant to Section 2:94b paragraph 2 in conjunction with Section 2:94a paragraph 2 of the Dutch Civil Code from the auditor of Sman Business Value and addressed to the Company in connection with the payment in kind of the issuance price of the Legacy ESOP Shares; and

4/12

(q)	the foreign rate confirmation bank statement pursuant to Section 2:80a paragraph 3 in conjunction with Section 2:93a paragraphs 2 and 6 of the Dutch Civil Code from Deutsche Bank AG dated 14 September 2021 and addressed to a Dutch notary of the Company in connection with the payment of the issuance price of the PIPE Shares.

The documents referred to above in items (a) to (q) (inclusive) are herein referred to as the Documents; the documents referred to above in items (c) to (q) (inclusive) are herein referred to as the Corporate Documents; and the documents referred to above in item (g) are herein referred to as the Resolutions.

Nature of Opinion and Observations

3.	This opinion is subject to the following nature of opinion and observations:

(a)	Dutch Law: this opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Dutch law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Dutch law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above);

(b)	Changes in Law: we express no opinion that the future or continued performance of a party’s obligations or the consummation of the Transaction will not contravene Dutch law, its application or interpretation if altered in the future;

(c)	Territory of the Netherlands: all references in this opinion letter and its schedules to the Netherlands and Dutch law are to the European part of the Netherlands and its law, respectively, only;

(d)	Factual Statements: we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter;

(e)	Representations: we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(f)	Effects of Opinion: the opinions expressed in this opinion letter have no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Documents;

(g)	Nature of Investigations: in rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Dutch law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials;

5/12

(h)	Formulae and Cash Flows: we have not been responsible for verifying the accuracy or correctness of any formula or ratio (whether expressed in words or symbols) or financial schedule contained in the Documents, or any cash flow model used or to be used in connection with the transactions contemplated thereby, or whether such formula, ratio, financial schedule or cash flow model appropriately reflects the commercial arrangements between the parties;

(i)	Tax: we express no opinion in respect of the tax treatment of the Documents or the Transaction; you have not relied on any advice from us in relation to the tax implications of the Documents or the Transaction for any person, whether in the Netherlands or any other jurisdiction, or the suitability of any tax provisions in the Documents;

(j)	Operational Licenses: we have not investigated whether the Company has obtained any of the operational licenses, permits and consents which it may require for the purpose of carrying on its business (including the Transaction);

(k)	Anti-trust: we have not considered whether the transactions contemplated by the Documents comply with civil, regulatory or criminal anti-trust, cartel, competition, public procurement or state aid laws, nor whether any filings, clearances, notifications or disclosures are required or advisable under such laws;

(l)	Data Protection: we express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands);

(m)	Legal Concepts: Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions;

(n)	Governing Law: this opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Dutch law; and

(o)	Date of Opinion: this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

Opinion

4.                   On the basis stated in paragraph 3, and subject to the assumptions in Schedule 1, the qualifications in Schedule 2 and any factual matters, documents or events not disclosed to us, we are of the opinion that:

(a)	the Company has been duly incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and is validly existing as a public company with limited liability (naamloze vennootschap) under Dutch law;

6/12

(b)	the PIPE Shares, the Qell Shares, the Lilium Legacy Shares, the eVTOL Shares, the Class B Shares and the JSOP Shares have been validly issued and fully-paid and are non-assessable;

(c)	upon a conversion of the Class B Shares in accordance with article 4A paragraphs 2 and 3 of the Articles of Association, the Conversion Shares will have been validly issued and fully-paid and will be non-assessable;

(d)	upon exercise of the options in accordance with the Legacy ESOP (as defined in the Shareholder's Resolution) and the due execution of a deed of issue by the parties thereto in respect of the Legacy ESOP Shares between the relevant Legacy Option Holder and the Company and the payment in full (a) in cash of the issue price of the Legacy ESOP Shares and receipt thereof by the Company (and, where relevant, if the Legacy ESOP Shares are paid-up in a currency other than Euro, the Company shall have consented to such payment and a foreign rate confirmation bank statement pursuant to Section 2:80a paragraph 3 in conjunction with Section 2:93a paragraphs 2 and 6 of the Dutch Civil Code shall have been received by a Dutch notary of the Company) or (b) in kind pursuant to the assignment by the relevant Legacy Option Holder of his/her claim against Lilium GmbH to the Company and receipt by the Company of an auditor’s statement pursuant to Section 2:94b paragraph 2 in conjunction with Section 2:94a paragraph 2 of the Dutch Civil Code from a Dutch auditor in connection with the payment in kind of the issuance price of the relevant Legacy ESOP Shares, the Legacy ESOP Shares will have been validly issued and fully-paid and will be non-assessable;

(e)	upon exercise of the Qell Warrants in accordance with the Qell Warrant Agreement and the due execution of a deed of issue by the parties thereto in respect of the Converted Warrant Claim Shares between the relevant warrant holder and the Company and the payment in full in cash of the issue price of the Converted Warrant Claim Shares and receipt thereof by the Company (and, where relevant, if the Converted Warrant Claim Shares are paid-up in a currency other than Euro, the Company shall have consented to such payment and a foreign rate confirmation bank statement pursuant to Section 2:80a paragraph 3 in conjunction with Section 2:93a paragraphs 2 and 6 of the Dutch Civil Code shall have been received by a Dutch notary of the Company), the Converted Warrant Claim Shares will have been validly issued and fully-paid and will be non-assessable; and

(f)	upon exercise of the Azul Warrants in accordance with the Azul Warrant Agreement and the due execution of a deed of issue by the parties thereto in respect of the Azul Warrant Shares between the relevant warrant holder and the Company and the payment in full in cash of the issue price of the Azul Warrant Shares and receipt thereof by the Company (and, where relevant, if the Azul Warrant Shares are paid-up in a currency other than Euro, the Company shall have consented to such payment and a foreign rate confirmation bank statementpursuant to Section 2:80a paragraph 3 in conjunction with Section 2:93a paragraphs 2 and 6 of the Dutch Civil Code shall have been received by a Dutch notary of the Company), the Azul Warrant Shares will have been validly issued and fully-paid and will be non-assessable.

7/12

Benefit of opinion

5.                   This opinion is addressed to you in relation to and as an exhibit to the Company’s Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

6.                   This opinion letter and any non-contractual obligations arising out of or in relation to this opinion are governed by the laws of the Netherlands. Every situation concerning the legal relationship between yourself and Freshfields Bruckhaus Deringer LLP, the above submission to jurisdiction included, is governed by the general terms of Freshfields Bruckhaus Deringer LLP.[1]

7.                   We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

Freshfields Bruckhaus Deringer LLP

1 The general terms and conditions of Freshfields Bruckhaus Deringer LLP can be found at www.freshfields.com.

8/12

Schedule 1

  ASSUMPTIONS

In considering the Documents and in rendering this opinion we have (with your consent and, unless specifically stated otherwise, without any further enquiry) assumed that:

(a)	Authenticity: all (electronic) signatures, stamps and seals on all documents in connection with this opinion (whether as originals as copies or electronically) are genuine and all such documents are authentic, accurate and complete;

(b)	Copies: all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals;

(c)	Drafts: Documents examined by us in draft form, as applicable, have been or, as the case may be, will be executed in the form of the drafts examined by us;

(d)	No Amendments: the Documents have since their execution, as applicable, not been amended, supplemented, rescinded, terminated by any of the parties thereto or declared null and void by a competent court;

(e)	Deed of Incorporation: the Deed of Incorporation is a valid notarial deed (authentieke akte), the contents of which were correct and complete as of the date thereof and there were no defects in the incorporation of the Company (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve the Company or deem it has never existed;

(f)	Registration: the Registration Statement has been or will have been filed with the SEC and declared effective pursuant to the Securities Act;

(g)	Corporate Documents: at the time when any Corporate Document was signed or will be signed, as the case may be, each person who is a party to or signatory of that Corporate Document, as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign that Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed that Corporate Document;

(h)	Validity of Power of Attorney: the Power of Attorney has been validly executed and, to the extent relevant, delivered and has not been, and will not be, amended, revoked (ingetrokken) or terminated, or declared null and void by a competent court;

(i)	Extract: the information set forth in the Extract is accurate and complete on the date hereof and the factual statements from the Company in relation to the total issued and outstanding capital of the Company are accurate and complete on the date hereof;

9/12

(j)	No Insolvency: (a) the Company has not been declared bankrupt (failliet verklaard), (b) the Company has not been granted a (provisional) suspension of payments ((voorlopige) surseance van betaling), (c) the Company has not become subject to a (confidential or public) pre-insolvency private plan procedure (onderhands akkoordprocedure), (d) the Company has not become subject to any of the other insolvency proceedings (together with the proceedings in paragraph (j)(a), (j)(b) and (i)(c) (only with regard to the public pre-insolvency private plan procedure) referred to as the Insolvency Proceedings) referred to in section 1(1) of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Insolvency Regulation), (e) the Company has not been dissolved (ontbonden), (f) the Company has not ceased to exist pursuant to a legal merger or demerger (juridische fusie of splitsing), and (g) no order for the administration (bewind) of the assets of the Company has been made; these assumptions are supported by our enquiries today with the Commercial Register, the Central Insolvency Register (Centraal Insolventieregister) and the EU Registrations list with the Central Insolvency Register and the court in Amsterdam and The Hague, which have not revealed any information that any such event has occurred with respect to the Company; however, such enquiries are not conclusive evidence that no such events have occurred; additionally, in the event a confidential pre-insolvency private plan procedure (onderhands akkoordprocedure) as referred to in paragraph (i)(c) should occur with respect to the Company, the above-mentioned registers will not make notice of such procedure;

(k)	Articles of Association: the Articles of Association will come into effect following the EGM;

(l)	Authorised Share Capital: the authorized share capital of the Company will be sufficient to allow for the issuances of the Shares;

(m)	Resolutions: the Resolutions have not been revoked (ingetrokken) or amended and have not been and will not be declared null and void by a competent court and the Resolutions have not been, and will not be, amended, revoked (ingetrokken), terminated or declared null and void by a competent court and the factual statements and confirmations set out in the Resolutions are true and correct;

(n)	PIPE Shares: that the issue price for the PIPE Shares has been paid in full in cash and has been received by the Company in accordance with the provisions of the PIPE Deed of Issue;

(o)	SPAC Deed of Issue: that the SPAC Deed of Issue has become effective not sooner than at 0:00:01 on the second business day following the day of the execution of the Shareholder's Resolution;

(p)	Queen Cayman Merger LLC: that the liquidation proceedings and subsequent liquidating distributions by Queen Cayman Merger LLC has commenced;

(q)	Qell Shares: that the issue price for the Qell Shares has been paid in full in kind in accordance with the SPAC Deed of Issue and has been received by the Company in accordance with the provisions of the SPAC Deed of Issue;

(r)	Board Agreements: that the Company has entered into the Board Agreements (as defined in the Shareholder's Resolution);

(s)	Lilium Legacy Shares: that the issue price for the Lilium Legacy Shares has been paid in full in kind in accordance with the Lilium Legacy Deed of Issue and has been received by the Company in accordance with the provisions of the Lilium Legacy Deed of Issue;

10/12

(t)	Legacy ESOP Shares: that the issue price for the Legacy ESOP Shares has been or will be paid in full in kind and has been or will be received by the Company in accordance with the provisions of the relevant deed of issue and the Legacy ESOP;

(u)	eVTOL Shares: that the issue price for the eVTOL Shares has been paid in full in kind in accordance with the eVTOL Deed of Issue and has been received by the Company in accordance with the provisions of the eVTOL Deed of Issue;

(v)	JSOP Shares: that the issue price for the JSOP Shares has been paid in full in cash and has been received by the Company in accordance with the provisions of the JSOP Deed of Issue (including, but not limited to receipt by a Dutch notary of the Company of a foreign rate confirmation bank statement pursuant to Section 2:80a paragraph 3 in conjunction with Section 2:93.a paragraphs 2 and 6 of the Dutch Civil Code);

(w)	Class B Shares: that the issue price for the Class B Shares has been paid in full in kind in accordance with the Class B Deed of Issue and has been received by the Company in accordance with the provisions of the Class B Deed of Issue;

(x)	Corporate Benefit: the filing of the Registration Statement and the entering into of the Transactions are in the corporate interests (vennootschappelijk belang) of the Company;

(y)	No Conflict of Interest: none of the members of the Board (in whatever capacity) has a direct or indirect personal conflict of interest with the Company (een direct of indirect persoonlijk belang dat strijdig is met het belang van de vennootschap en de met haar verbonden onderneming) in relation to the filing of the Registration Statement and the entering into of the Transactions;

(z)	Works Council: no works council (ondernemingsraad) has been instituted with jurisdiction (and the authority to render advice) in respect of the Company and/or the filing of the Registration Statement and the entering into of the Transactions, nor has any person working for any enterprise (onderneming, as defined in the Dutch Works Councils Act (wet op de ondernemingsraden)) of the Company (whether employee or not) at any time made a request to the Board that any works council be installed;

(aa)	Financial Supervision Act: the Company is not required to be licensed pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht);

(bb)	Anti-terrorism, Money Laundering: the parties to the Corporate Documents comply with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and the performance or enforcement of the relevant documents and agreements is consistent with all such laws and regulations; without providing conclusive evidence, this assumption is supported by our online enquiry with the registers referred to in Sections 2:20(3) and 10:123 of the Dutch Civil Code finalised today confirming that the Company is not listed on any such list;

(cc)	No Director Disqualification: none of the directors of the Company is or, as applicable, will be subject to a civil law director disqualification (civielrechtelijk bestuursverbod) imposed by a court under articles 106a to 106e of the Dutch Bankruptcy Act (Faillissementswet) (as amended by the Directors disqualification act (Wet civielrechtelijk bestuursverbod)); although not providing conclusive evidence thereof, this assumption is supported by (i) the confirmation of the directors included in the Board Resolutions and (ii) our enquiries today with the Commercial Register;

11/12

(dd)	Shares: the issue, offering, sale, transfer and delivery of the Shares, each distribution (electronically or otherwise) of any circulars, documents or information relating to the Company and/or the Shares and any and all invitations, offers, offer advertisements, publications and other documents relating to the Transactions have been and will continue to be made in conformity with the provisions of the Registration Statement;

(ee)	Limitations under Dutch law: the validity and enforceability of the obligations of the Company under any documents, agreements or instruments governed by Dutch law and entered into in connection with the Transactions are subject to applicable prescription or limitation periods, principles of set-off (unless such right is validly waived), force majeure (overmacht), reasonableness and fairness (redelijkheid en billijkheid), unforeseen circumstances (onvoorziene omstandigheden) and other defences afforded by Dutch law to obligors generally; furthermore, under Dutch law, a party to an agreement may under certain circumstances suspend performance of its obligations under such agreement pursuant to the exceptio non-adimpleti contractus or otherwise;

(ff)	Non-Dutch law authorisations and consents: any and all authorisations, approval and consents of, or other registrations or filings with, or notifications to, any public authority or other relevant body or person in or of any jurisdiction (other than under Dutch law) which may be required in respect of the issue, offering, sale, transfer or delivery of the Shares and the execution and performance of the Corporate Documents have been obtained or taken at the date of this opinion or will be taken in good time and has been or will be maintained, and that none of those transactions will infringe the terms of, or constitute a default under, any agreement or other instrument or obligation to which any party to the Corporate Documents is subject or a party, in such a manner as would entitle any other party to the Corporate Documents to assert that its liability to perform any of its obligations under the Corporate Documents was thereby diminished or impair;

(gg)	Foreign Law: that any foreign law which may apply with respect to the issue of the Shares or the Warrant Agreements does not affect this legal opinion; and

(hh)	Private Placement: that no public offering of the Shares or other securities in connection therewith has been conducted in the Netherlands and no actions have been taken that would result in a public offering in the Netherlands (other than an offering to qualified investors within the meaning of the Regulation 2017/1129 of the European Parliament and of the Council of June 14, 2017 (as amended)).

12/12

Schedule 2

  QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Insolvency Proceedings: a confirmation derived from an insolvency register does not provide conclusive evidence that an entity is not subject to any insolvency proceedings as defined in the Insolvency Regulation or otherwise;

(b)	Creditor Action: our opinion is subject to and limited by the protection afforded by Dutch law to creditors whose interests have been adversely affected pursuant to the rules of Dutch law relating to (i) unlawful acts (onrechtmatige daden) based on Section 6:162 et seq. of the Dutch Civil Code (Burgerlijk Wetboek) and (ii) fraudulent conveyance or preference (actio pauliana) within the meaning of Section 3:45 of the Dutch Civil Code (Burgerlijk Wetboek) and/or Section 42 et seq. of the Dutch Bankruptcy Act (Faillissementswet);

(c)	Foreign Documents: our opinion and other statements expressed herein relating to the Registration Statement and any other documents, agreements and instruments subject or expressed to be subject to any law other than Dutch law are subject to the qualification that as Dutch lawyers we are not qualified or able to assess the true meaning and purport under applicable law (other than Dutch law) of the terms of the Registration Statement and any such other documents, agreements and instruments and the obligations thereunder of the parties thereto, and we have made no investigation of such meaning and purport; our review of the Registration Statement and any other documents, agreements and instruments subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of such documents, agreements and instruments as they appear to us on the basis of such review and only in respect of any involvement of Dutch law;

(d)	Sanctions Act 1977: the Sanctions Act 1977 (Sanctiewet 1977) and regulations promulgated thereunder, or international sanctions, may limit the enforceability of the Registration Statement and any other documents, agreements or instruments entered into in connection with the Transactions;

(e)	Scope of Objects: the Company may invoke the nullity of any legal act (rechtshandeling) if such legal act was outside its objects and the other party to such legal act was or should – without investigation – have been aware of this;

(f)	Non-assessable: in absence of an equivalent Dutch legal term for the term “non-assessable” as used in this opinion letter and for the purposes of this opinion letter, non-assessable means that no holder of shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by Section 2:81 of the Dutch Civil Code; and

(g)	Commercial Register: an extract from the Commercial Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity cannot invoke the incorrectness or incompleteness of its Commercial Register information against third parties who were unaware of the incorrectness or incompleteness.